FOR IMMEDIATE RELEASE

HomeTrust Bank to Open Commercial Loan Production Office in Greensboro, N.C.

Robert Gray Appointed Market President

Asheville, NC July 31, 2017 - HomeTrust Bancshares, Inc. (the “Company”) (NASDAQ: HTBI), the holding company for HomeTrust Bank (“Bank”), has announced plans to open a Commercial Loan Production Office (“LPO”) in Greensboro, N.C. The new LPO will provide businesses in the greater Greensboro market with a full array of commercial banking services.
“We’re pleased to welcome experienced, Greensboro-based commercial bankers to HomeTrust,” said Hunter Westbrook, EVP and Chief Banking Officer. “Entering the Greensboro market will represent the Bank’s seventh new metro market in the past four years, and is a natural geographic expansion to HomeTrust’s contiguous markets. This new LPO, which will focus on commercial and industrial (C&I) lending, will continue to enhance our positive momentum in commercial loan portfolio growth, which increased $400 million, or 53% in fiscal 2017, including $215 million in net organic growth and $185 million from our acquisition of TriSummit Bank in January 2017.”
Since HomeTrust Bank converted to stock in July 2012, the Company has completed four acquisitions, opened two other commercial LPOs, and acquired eight branches from Bank of America, which expanded its geographic footprint into Upstate South Carolina, East Tennessee, Southwest Virginia and Charlotte and Raleigh, North Carolina. As a result, the Company has grown its franchise from 20 to 42 banking locations, increased assets from $1.6 billion to $3.2 billion, increased loans from $1.2 billion to $2.4 billion and increased core deposits from $576 million to $1.6 billion.
In the last twelve months, HomeTrust Bank has added ten new commercial loan officers and ten new mortgage loan officers to enhance its market share across its growing footprint. As a result, net organic loan growth was over 14% for the fiscal year ended June 30, 2017 with total loan production of over $980 million, an increase of 41%.
    HomeTrust Bank | Greensboro Commercial Banking Team:
Robert D. Gray, Market President, SVP, brings over 20 years of commercial banking and client relationship management experience to HomeTrust. He has lived in Greensboro for the majority of his adult life and has covered the Greensboro and Triad markets for much of his career, while also serving in various volunteer and community leadership roles. He began his career in banking immediately after graduating from college and has managed and developed successful commercial banking relationships in Greensboro. He currently serves on the boards of Greensboro Academy Charter School and Community Housing Solutions of Guilford County. He is a volunteer for Campus Life Ministries in Greensboro, an active member of Gate City Rotary, a middle school leader for boys at Westover Church, and serves as a volunteer coach for multiple youth sports. Robert and his wife, Ginger, and their two children enjoy various outdoor recreational activities and spending time together with neighbors and friends.
Jeffery Chad Davis, Commercial Relationship Manager, VP, is a native of North Carolina, and has served the banking needs of businesses and individuals in the Greensboro and Wilmington markets since 2006. He is a graduate of the University of North Carolina at Wilmington, Cameron School of Business with a Bachelor of

Science degree in Business Administration, Finance. He is actively involved in his community and serves in numerous capacities at Mercy Hill Church where he and his family worship.
“Chad and I are pleased to be joining the HomeTrust Bank team,” said Robert Gray, Market President. “I believe our service and experience in the greater Greensboro market will benefit us as we look to establish a bank presence here, given the market disruptions caused by recent acquisitions of many community banks. We’re excited about building a team to serve the business community across multiple industry categories and supporting the citizens in various ways. We are already well positioned to accomplish this given the financial resources and support of HomeTrust Bank.”
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of June 30, 2017, the Company had assets of $3.2 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through 42 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the 3rd largest community bank headquartered in North Carolina.
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our acquisition of TriSummit might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission-which are available on our website at www.hometrustbanking.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Robert Gray - Greensboro Market President; Robert.Gray@hometrustbanking.com; 336-392-0520

Dana L. Stonestreet - Chairman, President and Chief Executive Officer
Tony J. VunCannon - Executive Vice President, Chief Financial Officer, and Treasurer
828-259-3939